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                                                                      Exhibit 11

                              HUBBELL INCORPORATED
                                AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                       FIVE YEARS ENDED DECEMBER 31, 1995
                      (In thousands except per share data)

                                            1995       1994      1993        1992       1991
                                            ----       ----      ----        ----       ----
Income before cumulative effect of
change in accounting principles           $121,934   $106,533   $66,306   $ 94,090    $90,597

Cumulative effect of change in
accounting principles                         --         --        --      (16,506)      --
                                          --------   --------   -------   --------    -------
Net Income after cumulative effect
of change in accounting principles        $121,934   $106,533   $66,306   $ 77,584    $90,597
                                          ========   ========   =======   ========    =======
Weighted average number of common
shares outstanding during the year          32,926     32,907    32,783     32,735     32,650

Common equivalent shares                       446        384       417        490        499
                                          --------    -------   -------    -------    -------
Average number of shares outstanding        33,372     33,291    33,200     33,225     33,149
                                          ========    =======   =======    =======    =======

Earnings per share:

     Income before cumulative effect of
     change in accounting principles      $   3.65   $   3.20   $  2.00   $   2.83    $  2.73

     Cumulative effect of change in
     accounting principles                    --         --        --        (0.50)      --
                                          --------   --------   -------   --------    -------
     Net income                           $   3.65   $   3.20   $  2.00   $   2.33    $  2.73
                                          ========   ========   =======   ========    =======

Share data has been restated for the 5% stock dividend paid in 1995.